PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
January 28, 2019	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

GLEN ALLEN, Va.--Dynex Capital, Inc. (NYSE: DX) (the “Company”) announced today that it priced its public offering of 7,000,000 shares of common stock for total expected gross proceeds of $41.3 million before underwriting discounts and commissions and expenses.

The Company has also granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of its common stock. The offering is subject to customary closing conditions and is expected to close on January 31, 2019.

The Company intends to use the net proceeds from the offering to acquire additional investments, consistent with its investment policy, and for general corporate purposes, that may include, among other things, repayment of maturing obligations, capital expenditures and working capital.

J.P. Morgan is the book‑running manager for the offering.

The offering will be made pursuant to an effective shelf registration statement, previously filed by the Company with the Securities and Exchange Commission (“SEC”). The offering of these securities will be made only by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained, when available, by contacting J.P. Morgan Securities LLC, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts, including statements relating to the proposed offering, the expected gross proceeds from the offering, the Company’s intended use of proceeds from the offering and other statements that use words such as “believe,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “potential” and similar terms, are “forward-looking statements” that involve risks and uncertainties. For a discussion of other risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the SEC. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

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